Exhibit 15.2

Date: March 28, 2024

UCLOUDLINK GROUP INC.
Unit 2214-Rm1, 22/F, Mira Place Tower A
132 Nathan Road, Tsim Sha Tsui, Kowloon
Hong Kong, People’s Republic of China

Dear Sirs/Madams,

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations,” “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry,” “Item 4. Information on the Company —B. Business Overview—Regulation,” “Item 4. Information on the Company—C. Organizational Structure,” and “Item 10. Additional Information—E. Taxation—Mainland China Taxation” in UCLOUDLINK GROUP INC.’s annual report on Form 20-F for the fiscal year ended December 31, 2023, or the Annual Report, which will be filed by with the Securities and Exchange Commission in the month of March 2024 pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and further consent to the incorporation by reference of the summary of our opinions that appear in the Annual Report into the Registration Statements on Form S-8 (No. 333-250156) and Registration Statement on Form F-3 (File No. 333-257782).

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES